Exhibit 5.1

January 13, 2026

Plus Therapeutics, Inc.

6420 Levit Green Boulevard, Suite 310

Houston, Texas 77021

Ladies and Gentlemen:

We have acted as counsel to Plus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its preparation of a registration statement on Form S-1 (File No. 333-292637) filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 9, 2026 under the Securities Act of 1933, as amended (the “Securities Act”), and a registration statement filed pursuant to Rule 462(b) of the Securities Act (the “462(b) Registration Statement”) with respect to the registration of $2,875,000 in securities (inclusive of $375,000 in respect of the over-allotment securities), consisting of (i) units (the “Units”), each Unit consisting of (x) one share (collectively, the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and (y) one warrant (collectively, the “Warrants”) to purchase one share of Common Stock (collectively, the “Warrant Shares”) and (ii) pre-funded units (the “Pre-Funded Units”) in lieu of the Units that would otherwise result in ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of outstanding shares of Common Stock, each Pre-Funded Unit consisting of (x) one pre-funded warrant (collectively, the “Pre-Funded Warrants”) to purchase one share of Common Stock (collectively, the “Pre-Funded Warrant Shares”) and (y) one Warrant to purchase one share of Common Stock. The Units, the Shares, Warrants, the Warrant Shares, the Pre-Funded Units, the Pre-Funded Warrants and the Pre-Funded Warrant Shares are collectively referred to herein as the “Securities.” The Securities will be offered and sold pursuant to an underwriting agreement (the “Underwriting Agreement”) by and between the Company and Lake Street Capital Markets, LLC (the “Underwriter”). For each Pre-Funded Unit sold, the number of Units sold will be decreased on a one-for-one basis. The 462(b) Registration Statement incorporates by reference the Registration Statement.

As counsel to the Company in connection with the proposed issuance and sale of the securities pursuant to the Underwriting Agreement (the “Offering”), we have examined: (i) the Company’s certificate of incorporation, as amended, and bylaws, as amended, each as currently in effect; (ii) certain resolutions of the Company’s board of directors relating to the Offering; (iii) the form of Underwriting Agreement; (iv) the form of Warrant; (v) the form of Pre-Funded Warrant; (vi) the Registration Statement and the 462(b) Registration Statement; and (vii) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions set forth below with respect to the validity or binding effect of any security or obligation may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Based upon, subject to and limited by the foregoing we are of the opinion that following (i) execution and delivery by the Company and the Underwriter of the Underwriting Agreement and of each of the Warrants and Pre-Funded Warrants, as applicable, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the applicable consideration for the Securities:

(i) each of the Units and the Pre-Funded Units will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, and in accordance with and in the manner described in the Registration Statement, each of the Units and the Pre-Funded Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

(ii) the Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, and in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable shares of Common Stock;

(iii) provided that each of the Warrants and Pre-Funded Warrants have been duly executed and delivered by the Company against payment therefor pursuant to their respective terms, and pursuant to the Underwriting Agreement, such Warrants and Pre-Funded Warrants, when each sold and issued as contemplated in the Registration Statement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms; and

(iv) each of the Warrant Shares and the Pre-Funded Warrant Shares issuable upon payment to the Company of the required consideration, when issued and sold by the Company and paid for in accordance with the terms of the Underwriting Agreement and the Warrants and Pre-Funded Warrants, as applicable, as described in the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock.

It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Securities while the Registration Statement and the 462(b) Registration Statement are in effect.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the 462(b) Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP